EXHIBIT 99.1

                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT is made and entered into as of the 15th day of September, 2001, by and between RUBY MINING COMPANY, a Colorado corporation ("Ruby") and JONATHAN LEWIS, a resident of Nevis, West Indies ("Consultant").

         WHEREAS, Ruby desires to have Consultant provide necessary and extremely valuable international consulting services to and for it and Consultant is qualified to provide such services and desires to provide such services;

         NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein, the parties hereto covenant and agree as follows:

         1. For a period of two (2) years, beginning on September 15, 2001 (the "Consulting Period"), Consultant shall consult with Ruby regarding, and assist Ruby in, the following: (i) negotiating and securing permits and licenses for historic shipwreck exploration and excavation for Ruby from Caribbean island nations and Central and South American nations, (ii) locating potential acquisition targets and potential joint venture and merger partners for Ruby (primarily those in foreign jurisdictions) that would serve to expand and otherwise further the international business interests of Ruby, (iii) assisting Ruby in its dealings with requisite international treasury requirements, including, but not limited to, helping Ruby establish proper protocols and contingencies designed to protect Ruby from losses resulting from foreign currency fluctuations and to expedite the conversion of foreign currencies to United States Dollars, (iv) assisting Ruby in establishing appropriate foreign banking and related relationships in the foreign countries in which it is conducting operations, (v) assisting the management of Ruby in structuring and organizing foreign operations so as to minimize taxation by foreign authorities and avoid duplicitous tax levies by the United States Government and foreign governments, (vi) assisting Ruby's management in locating and securing the services of qualified candidates to serve as directors, officers, consultants, and employees for Ruby's foreign subsidiaries, and (vii) assisting in the development of growth and operational strategies and plans, principally as they pertain to foreign entities and activities, for Ruby and its subsidiaries.

         2. Notwithstanding Section 1 above, Ruby or Consultant shall have the right to terminate this Agreement for non-performance, which shall be given in writing sixty (60) days prior to termination of the Agreement.

         3. During the Consulting period, Ruby shall be entitled to Consultant's services for reasonable times when and to the extent reasonably requested by, and subject to the reasonable direction of, Ruby's Chairman and Chief Executive Officer.


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         4.  Consultant's  services  shall be rendered  from his office or home, unless by mutual agreement from time to time arrangements are made for those services to be rendered elsewhere. Reasonable travel and living expenses necessarily incurred by Consultant to render services at locations other than his office or home shall be reimbursed by Ruby promptly upon receipt of proper invoices and statements with regard to the nature and amount of those expenses.

         5. Consultant shall have no authority to bind Ruby by or obtain any obligation, agreement, promise, or representation without first obtaining the written approval of the Chief Executive Officer of Ruby. Consultant shall not incur any liability on behalf of Ruby or in any way represent or bind Ruby in any manner or thing whatsoever and nothing herein shall be deemed to constitute either party the agent or representative of the other. Ruby shall indemnify and hold Consultant harmless from and against any liability resulting from the performance of the consulting services hereunder.

         6. In consideration of Consultant's entering into this Agreement, Ruby has agreed to issue to Consultant, on or before September 30, 2001, 540,000 shares of Ruby's Common Stock (the "Shares").

         7. Ruby agrees to file an S-8 Registration Statement on or before September 30, 2001 to register the Shares for sale.

         8. Consultant understands and agrees that he is an independent contrac-tor rather than an employee or agent of Ruby.

         9. Consultant shall be responsible for withholding, paying and reporting any and all required federal, state or local income, employment and other taxes and charges. Consultant understands and agrees that Ruby will make no deduction from payments to Consultant for federal or state tax withholdings, social security, unemployment, worker's compensation or disability insurance.

         10. Consultant agrees that he will not, without Ruby's prior consent, disclose to anyone, any trade secrets of Ruby or any confidential, non-public information relating to Ruby's business, operations or prospects.

         11. It is understood and agreed that the services of Consultant are unique and personal in nature and neither Consultant nor Ruby shall delegate or assign all or any portion of his or its required performance to any other individual, firm or entity.

         12. No waiver, amendment or modification of any provision of this Agreement shall be effective unless in writing and signed by both parties. This Agreement shall be binding upon and inure to the benefit of the heirs, successors, permitted assigns and legal representatives of the parties. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior negotiations, discussions and other agreements with respect to the subject matter hereof. This Agreement shall be governed by and interpreted in accordance with the laws of the State


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of Georgia. This Agreement may be executed in one or more counterparts,  each of which shall be deemed an original and all of which together shall constitute one and the same instrument.



         IN WITNESS WHEROF, this Agreement has been executed as of the 15th day of September, 2001 by and between Consultant and Ruby.


                                           /s/   Jonathan Lewis
                                       -----------------------------------------
                                            Jonathan Lewis

                                       RUBY MINING COMPANY

                                       By:   /s/   Herbert C. Leeming
                                          --------------------------------------
                                             Herbert C. Leeming
                                             CEO